EXHIBIT 10.3

SUMMARY DESCRIPTION OF DIRECTOR COMPENSATION

Directors whose principal occupation is other than employment with the Company will be compensated in cash at the rate of $20,000 per year plus $2,000 for each meeting of the Board of Directors and each committee meeting attended in person and $1,000 for each meeting attended by telephone.  The Chairman of the Board will receive additional compensation in the amount of $12,000 per month.  Each committee chairman will receive an annual fee of $5,000, except the Chairman of the Audit Committee will receive an annual fee of $7,500.  The directors will also be reimbursed for any out-of-pocket expenses incurred to attend meetings.

Furthermore, each director who is not an officer or employee of the Company will be eligible to participate in the Stewart & Stevenson Services, Inc. 1996 Director Stock Plan (the “1996 Plan”) which was filed with the Commission on September 1, 2004, as Exhibit 4.1 to the Company’s Registration Statement of Form S-8 (File No. 333-118742).  Under the 1996 Plan, the eligible directors will receive, on the date of the 2005 Annual Meeting, (i) the number of shares of the Company’s Common Stock determined by dividing (A) the sum of $15,000 by (B) the fair market value of a share of the Company’s Common Stock, and (ii) options to purchase 5,000 shares of the Company’s Common Stock.